Exhibit 99.1

ICEWEBTM EXECUTES $1.2M CONVERTIBLE DEBENTURE WITH
SAND HILL FINANCE, LLC

FIXED FLOOR PRICE AT 100% PREMIUM TO CURRENT PRICE

DULLES, Va.--(BUSINESS WIRE)--IceWEB, Inc.™ (OTCBB:IWEB), www.IceWEB.com, announced today that the Company has executed a convertible debenture agreement with Sand Hill Finance, LLC (“SHF”) in the amount of $1,170,767. The debenture bears interest at 18% and will allow SHF to convert the outstanding obligation into shares of IceWEB common stock at a fixed floor conversion price of $0.30 per share. In conjunction with this agreement, IceWEB entered into a Warrant Amendment Agreement pursuant to which the Company agreed to amend the exercise price on outstanding warrants issued to SHF to purchase 145,000 shares of IceWEB common stock by lowering the exercise price on these warrants to $0.50 per share from $1.00 per share.

Mark B. Lucky, Chief Financial Officer of IceWEB, Inc. said, “Sand Hill Finance has been a great partner and has continued to work with us to restructure our debt financing. This agreement will give us more financing options and offers us greater financial flexibility. Our ability to secure financing with a fixed floor is substantial given the current market climate.”

The company will file an 8 (k) in accordance with Regulation FD.

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures and markets storage solutions and on-line application services. Additionally it is a leading source for best-of-class security products, services and solutions offered in partnership with a wide range of global technology leaders. Its customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB). For more information, please visit www.IceWEB.com.

”Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company’s stock; and the risk factors set forth from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. IceWEB takes no obligation to update or correct forward-looking statements.

Contact:

IceWEB, Inc.

Investor Relations, 703-344-0951

investor@iceweb.com